EXHIBIT 5.1
August 18, 2011
Biolase Technology, Inc.
4 Cromwell
Irvine, California 92618
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
We have served as special counsel in connection with the preparation of the Registration Statement on Form S-3 as amended (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating the registration for resale under the Act by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 2,438,920 shares of common stock, par value $0.001 per share (“Common Stock”), of Biolase Technology, Inc., a Delaware corporation (the “Company”), that have been issued (such shares of Common Stock that have been issued, the “Shares”) or that are issuable upon exercise of warrants issued by the Company (such shares of Common Stock issuable upon exercise of warrants, the “Warrant Shares”).
In our capacity as your special counsel in connection with the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares and the Warrant Shares. In addition, we have made such legal and factual examinations and inquiries, including examination of originals or copies of originals, certified or otherwise identified to our satisfaction, of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact material to the opinions set forth herein and with respect to such factual matters we have relied upon certificates of, or communications with, officers of the Company and others. In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal competence of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.
Based upon and subject to the foregoing, it is our opinion that: (i) the Shares have been duly authorized, and are legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Delaware; and (ii) upon issuance of Warrant Shares against consideration therefore pursuant to the terms and conditions set forth in the warrants, the Warrant Shares will be duly authorized, legally issued, fully-paid and non-assessable shares of Common Stock of the Company under the laws of the State of Delaware.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading “Legal Matters” in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission adopted under the Securities Act.
Our opinion herein is expressed solely with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion with respect to state securities laws or regulations.
Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Warrant Shares, or the Registration Statement.
Very truly yours,
/s/ CARROLL & CARROLL, P.C.